Exhibit 5.1

February 24, 2021

File No.: 312656.00002/17803

Versus Systems Inc.

6701 Center Drive West, Suite 480

Los Angeles, CA 90445

Re:	Versus Systems Inc.

Ladies and Gentlemen:

We have acted as counsel to you, Versus Systems Inc., a British Columbia corporation (the “Company”), in connection with the Company’s registration statement on Form F-1 filed on the date hereof with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act (the “Registration Statement”), relating to the offer and sale by the selling shareholder named therein of up to 380,000 common shares, with no par value per share (each, a “Common Share” and collectively, the “Common Shares”), of the Company issuable upon the exercise of outstanding warrants to purchase the Common Shares issued to the selling shareholder (the “Warrants”) as described in the Registration Statement.

In connection with this opinion, we have examined and relied upon (a) the Registration Statement, (b) the Prospectus, (c) the Company’s Certificate of Amalgamation, Certificate of Name Change, Notice of Articles and Articles, as currently in effect, and (d) originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals, and the conformity to originals of all documents submitted to us as copies where due execution and delivery are a prerequisite to the effectiveness thereof. As to certain factual matters, we have relied upon a certificate of officers of the Company and have not sought to independently verify such matters.

Our opinion is expressed only with respect to the laws of the Province of British Columbia. We express no opinion as to whether the laws of any particular jurisdiction other than those identified above are applicable to the subject matter hereof. We assume no obligation to revise or supplement this opinion should any applicable laws be changed subsequent to the date hereof by legislative action, judicial decision or otherwise or if there is a change in any fact or facts after the date hereof. Where our opinion refers to the Common Shares and the Warrant Shares as being "fully paid and non-assessable", no opinion is expressed as to actual receipt by the Company of the consideration for the issuance of such shares or as to the adequacy of any consideration received.

On the basis of the foregoing, and in reliance thereon, we are of the opinion as of the date hereof that the Common Shares issuable upon exercise of the Warrants, upon issuance, delivery and payment of the exercise price of the Warrants in accordance with their terms, will be validly issued, fully paid and non-assessable.

We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus and the filing of this opinion as an exhibit to the Registration Statement.

Yours truly,

/s/ Fasken Martineau Dumoulin LLP